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                        FIRST STOCK PURCHASE AGREEMENT

     This Agreement is made this 11th day of March, 1999, by and between Premier Concepts, Inc., a Colorado corporation ("Premier"), and Equisition Capital, LLC, a Delaware limited liability company ("Equisition").

     In consideration of the mutual covenants and agreements set forth in this Agreement, the parties, intending to be legally bound, agree as follows:

     1.   Transactions at Closing
          -----------------------

          1.1 Purchase and Sale of Stock. Subject to the terms and conditions set forth herein, at Closing (defined below), Equisition hereby agrees to purchase from Premier, and Premier hereby agrees to issue and sell to Equisition 353,230 shares of Premier's common stock (the "Stock") for the purchase price of $220,768.75 (constituting $5/8 ($.625) per share).

          1.2 The Closing. The closing of such purchase and sale (the "Closing") shall take place on March 11, 1999, or on such other date as may be mutually agreed upon by Premier and Equisition.

     2. Use of Proceeds. Premier shall use at least $175,000 of the proceeds of this transaction, together with the proceeds of the transactions contemplated by the Second Stock Purchase Agreement (defined on Exhibit A), to engage MeridianTelesis, LLC, a Delaware limited liability company ("MeridianTelesis"), to establish and expand Premier's e-commerce capabilities (such funds to be expended in accordance with a schedule determined by MeridianTelesis based on discussions with Premier regarding the strategic rollout of Premier's e-commerce platform). Premier shall use the remaining proceeds of such transactions for expenses of the transactions (including expenses associated with necessary filings and to secure stockholder approval for the consummation of the Second Stock Purchase Agreement), to pay Infusion Capital Partners, LLC, a Delaware limited liability company ("Infusion"), pursuant to the Management Services Agreement (defined on Exhibit A), to reduce the outstanding principal of Premier's bank debt, to acquire new stores and renovate existing stores and for working capital (all in accordance with a budget to be adopted by Premier satisfactory to Equisition and Infusion (the "Proceeds Budget").

     3. Conditions to Equisition's Obligations. The obligations of Equisition to purchase and pay for the Stock and to consummate the Closing are subject to the satisfaction or waiver as of the Closing of the following conditions:

          3.1 Due Diligence. Equisition shall have completed its due diligence with respect to Premier and the transactions contemplated hereby, and the results of such due diligence shall have been satisfactory to Equisition in its sole discretion.

          3.2 Other Agreements. Premier shall have entered into mutually satisfactory agreements set forth on Exhibit A hereto with the parties identified thereon, and each of such agreements shall be in full force and effect as of the Closing.

          3.3 Other Rights. Premier shall have taken all necessary actions so that the terms and provisions set forth on Exhibit B (which are incorporated into and made a part of this Agreement by this reference) shall be valid, binding and enforceable against Premier.

          3.4 Representations, Warranties and Covenants. Premier's representations and warranties shall be true and correct at and as of the Closing, and Premier shall have performed and complied with all agreements, covenants and conditions contained herein (including, without limitation, those on Exhibit B) and in the other agreements, instruments and documents to be executed or delivered by Premier in connection herewith which are required to be performed or complied with at or before the Closing.

          3.5 No Defaults. There shall have occurred no breach, violation, default, noncompliance, misrepresentation or untrue statement by Premier under or in any of the agreements set forth on Exhibit A or the Agreement Regarding Basic Terms dated February 26, 1999 between Premier and Infusion.

          3.6 Adverse Proceedings. No action, suit, demand, proceeding, appeal, order, investigation, inquiry or claim before any judicial, arbitral, regulatory or governmental body shall be pending or threatened which, in the judgment of Equisition, makes it inadvisable or undesirable to consummate the transactions contemplated by this Agreement.

          3.7 Legal Prohibitions. None of the transactions contemplated by this Agreement shall be prohibited by any Applicable Law (defined below), and the consummation of such transactions shall not subject Equisition to any penalty, liability or onerous condition under or pursuant to any Applicable Law. "Applicable Law" means, with respect to any Person, all provisions of constitutions, statutes, rules, regulations, rulings, ordinances, codes, requirements and orders of governmental bodies or regulatory agencies applicable to or affecting such Person, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person is a party or by which it (or any of its property) is bound.

          3.8 Proceedings and Consents. Premier shall have taken all actions and proceedings required in connection with the transactions contemplated hereby to be consummated at or prior to the Closing (which shall be satisfactory in form and substance to Equisition), and all necessary Consents (defined below), filings and notices with respect to the transactions contemplated by this Agreement shall have been obtained, made or given by Premier. "Consent" means any consent, authorization, approval, order, decree, permit, certification, license, registration or third party action of any kind.

          3.9 Receipt of Stock. Equisition shall have received evidence that the Stock has been duly issued by Premier to Equisition. There shall have occurred no event or action which could result in a dilution in the percentage ownership in Premier to be acquired by Equisition.

          3.10 Closing Documents. Premier shall have delivered to Equisition the documents set forth on Exhibit C and such other documents, agreements, Consents and other instruments relating to the transactions contemplated by this Agreement as Equisition or its counsel may reasonably request.

     Any condition specified in this Section 3 may be waived if expressly consented to by Equisition, provided that no such waiver shall be effective against Equisition, even if Closing occurs, unless it is set forth in a writing executed by Equisition.

     4. Conditions to Premier's Obligations. The obligations of Premier to issue and sell the Stock to Equisition and to consummate the Closing are subject to the satisfaction or waiver as of the Closing of the following conditions:

          4.1 Representations and Warranties. Equisition's representations and warranties shall be true and correct at and as of the Closing.

          4.2 Proceedings and Consents. All actions and proceedings taken or required to be taken in connection with the transactions contemplated hereby to be consummated at or prior to the Closing shall be satisfactory in form and substance to Premier, and all necessary Consents, filings and notices to have been obtained, made or given by Equisition with respect to the transactions contemplated by this Agreement shall have been obtained, made or given by Equisition.

          4.3 Receipt of Purchase Price. Premier shall have received payment for the Stock by wire transfer of immediately available funds in accordance with written wire instructions provided by Premier.

          4.4 Closing Documents. Equisition shall have delivered to Premier an Officer's Certificate (defined on Exhibit C), dated the date of the Closing, stating that the obligations of Equisition under Section 1 and the conditions specified in this Section 4 have been fully satisfied.

     5. Representations and Warranties of Premier. As a material inducement to Equisition to enter into this Agreement, to purchase the Stock, and to consummate the Closing, Premier hereby represents and warrants as follows:

          5.1 Organization and Power. Premier is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify. Premier has all requisite power and authority necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement and the other agreements, instruments and documents to be executed or delivered by Premier in connection with this Agreement.

          5.2 Authorization. Premier has full power and authority (corporate or otherwise) to enter into and carry out the terms of this Agreement and all other agreements, instruments and documents contemplated hereby and to consummate all transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents contemplated hereby to which Premier is a party and the consummation of all transactions contemplated hereby and thereby have been duly authorized by Premier. This Agreement and all other agreements, instruments and documents contemplated hereby to which Premier is a party constitute the valid and binding obligations of Premier and are enforceable in accordance with their respective terms.

          5.3 No Breach. The execution and delivery by Premier of this Agreement and all other agreements, instruments and documents contemplated hereby to which Premier is a party, the offer, sale and issuance of the Stock hereunder and the other securities contemplated hereby and the fulfillment of and compliance with the respective terms hereof and thereof by Premier, do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon Premier's capital stock or assets pursuant to, (d) give any third party the right to accelerate any obligation under, (e) result in a violation of, or (f) require any Consent, filing, exemption or other action pursuant to the Certificate of Incorporation or Bylaws of Premier or any agreement, instrument or Applicable Law to which Premier is subject or by which it is bound.

          5.4  Subsidiaries.   Premier does not own, directly or indirectly,
any shares of stock or other equity interests or security in any corporation, partnership, limited liability company, association or other entity or business enterprise (including individuals) (a "Person"), and Premier has no obligation to make an investment or acquisition in any such Person.

          5.5  Capital Stock and Related Matters

               (i) As of the Closing and immediately thereafter, the authorized capital stock of Premier shall consist of (i) twenty million (20,000,000) shares of preferred stock, par value $.10 per share, of which zero (0) shares shall be issued and outstanding and (ii) eight hundred fifty million (850,000,000) shares of common stock, par value $.002 per share (referred to herein as Premier's common stock), of which one million seven hundred seventy-five thousand twenty-five (1,775,025) shares shall be issued and outstanding, and the Stock shall constitute nineteen and nine tenths percent (19.9%) of the then issued and outstanding shares of Premier's common stock. Upon the Closing, all of the outstanding shares of the Company's capital stock (including the Stock) shall be validly issued, fully paid and nonassessable.

               (ii) Except for Premier's Class A Warrants, Incentive Stock Options, Non-Plan Options (referred to in (iii) below) and agreements to issue no more than twenty-five thousand (25,000) shares of common stock, as of the Closing, (a) Premier shall not have outstanding any stock, debt instrument or securities convertible or exchangeable for any shares of its capital stock or containing any profit participation features, (b) Premier shall not have outstanding any rights or options to subscribe for or to purchase its capital stock or any stock or securities convertible into or exchangeable for its capital stock, (c) there shall be no anti-dilution or registration rights to which any holder of securities of Premier is entitled and (d) Premier shall not be subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.

               (iii) As of the Closing and immediately thereafter (including after giving effect to the Incentive Stock Options under the Executive Employment Agreements (defined on Exhibit A), the number of shares of common stock underlying the Class A Warrants shall be 1,858,334, under the Incentive Stock Options shall be 350,000 and under the Non-Plan Options shall be 37,000, and the average exercise price of the outstanding Incentive Stock Options and the Non-Plan Options shall not exceed $2.05.

               (iv) There are no statutory or contractual shareholders preemptive rights or rights of refusal or similar rights with respect to Premier's issuance and sale of the Stock hereunder or the issuance of common stock upon exercise or conversion of the warrants and convertible preferred stock to be issued pursuant to this Agreement, the Management Services Agreement and the Second Stock Purchase Agreement.

               (v) Premier has not violated, and has fully complied with, any applicable federal or state securities laws in connection with the offer, sale or issuance of any of its capital stock (including, without limitation, the Stock). To the best of Premier's knowledge, there are no agreements between its shareholders with respect to the voting or transfer of Premier's capital stock or with respect to any other aspect of its affairs.

               (vi) Premier has not granted any appreciation rights, phantom rights or other rights or interests having profit participation or other equity features or providing economic incentives or benefits based upon the income or other measure of performance of Premier or any distribution on, transaction involving or valuation of any capital stock of Premier.

          5.6 Financial Statements. The books and records of Premier are in all material respects complete and correct, have been prepared and maintained in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and in accordance with sound business practices, and they accurately reflect the basis for all disclosures made by Premier. The financial statements attached hereto as Exhibit D ("Financial Statements") include an audited balance sheet, statement of income and statement of changes in financial position, all of which have been prepared in accordance with GAAP, consistently applied, and fairly and accurately present the financial condition and results of operations of Premier, as of the dates and for the periods of time indicated.

          5.7 Projections. All projections provided or made available to Equisition by or on behalf of Premier have been prepared in good faith by Premier (or by a third party acting on behalf of Premier and reasonably believed by Premier to be competent as to the tasks performed) and are based upon assumptions that were reasonable in light of the circumstances under which they are made.

          5.8 Material Adverse Changes. Since the date of the most recent balance sheet included in the Financial Statements, (a) there has occurred no material adverse change in (i) the existing or prospective business, operations, assets or condition (financial or otherwise) of Premier or (ii) relations with any employees or other personnel, joint venturer, customer, supplier or party to a material contract of Premier (including, without limitation, its store leases), (b) the business and affairs of Premier have been conducted and carried on only in the ordinary course of business consistent with past practices (and Premier has not engaged in any transaction outside such ordinary course) and (c) the physical properties, inventory and facilities owned or leased by Premier have suffered individually or in the aggregate any material depletion, destruction or damage, regardless of whether or not any loss suffered was insured. To Premier's knowledge, none of the foregoing could reasonably be expected to occur, excluding changes in the economy generally.

          5.9  Undisclosed Matters.  Except as set forth on the Financial
Statements:

               (i) Premier has no obligation or liability (whether accrued, absolute, contingent, unliquidated or otherwise, known or unknown, whether due or to become due and regardless of when asserted) arising out of any transaction, act, omission or state of fact existing at or prior to the Closing, other than liabilities and obligations which arise on or after the date of the Closing in the ordinary course of business (none of which is a liability resulting from breach of contract, breach of warranty, tort, infringement or any claim, asserted or unasserted), which either alone or in the aggregate would have a material adverse effect on Premier.

               (ii) The properties (real and otherwise) and assets (tangible or intangible) owned or used by Premier or located on its premises are free and clear of all liens, security interests, mortgages, pledges, assignments, charges, assessments, adverse claims, easements, restrictions, title defects, covenants, burdens and legal or equitable encumbrances of any kind.

               (iii) There are no actions, suits, demands, proceedings, orders, investigations, inquiries or claims pending or threatened against or affecting Premier (or against or affecting any officer, director, employee agents or other Person acting on behalf of Premier), at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, proceedings or investigations with respect to the transactions contemplated by this Agreement or any other agreement, instrument or document contemplated hereby), and there is no judgment, order, decree or other ruling of any court, arbitrator or governmental agency affecting Premier, which either alone or in the aggregate would have a material adverse effect on Premier.

               (iv) Premier has duly filed in proper form (or timely and properly obtained an extension with respect to) all required federal, state, local or foreign income, franchise, sales, use, property, excise, payroll and other tax returns and has paid all taxes, fees, interest, penalties and assessments of whatever nature due on or before the date of this Agreement, and no audits of Premier's tax returns by any governmental authority are pending or, to the knowledge of Premier, threatened.

               (v) There are no pending, threatened or potential unasserted claims (other than routine claims for benefits) by, on behalf of or against any of the bonus, deferred compensation, stock option, severance and other medical, life, insurance, profit-sharing, pension, retirement or other employee benefit or welfare plans of or relating to Premier ("Plans"), and none of the Plans provide benefits, including death or medical benefits (whether or not insured), beyond retirement or other termination of service.

               (vi) All obligations of Premier to pay salary, wages, benefits, withholding, social security, unemployment insurance, business privilege or payroll taxes have been paid or satisfied in full and there are outstanding no such obligations, except for obligations which either alone or in the aggregate would not have a material adverse effect on Premier or subject any director, officer or employee of Premier to any liability.

               (vii) There has been no loan, payment, transfer, assignment or other disposition of assets or rights of any kind by Premier to, on account of, or for the benefit of any Person affiliated with or otherwise related to Premier, directly or indirectly, whether in the form of compensation, dividends or other distributions in respect of shares of stock or otherwise, and there is no outstanding offer or commitment to make, or any reasonable expectation on the part of others that there will be, such a payment, transfer, assignment or other disposition.

          5.10 Premises. Premier has good and valid right, title or interest in or to the real property, whether owned or leased, used for its existing store locations. All such real property, buildings, equipment and other tangible assets owned, leased or used by Premier (a) are in good operating condition and are fit for use in the ordinary course of business, (b) do not violate any present or proposed Applicable Laws, (c) are not subject to any pending or threatened condemnation or eminent domain proceedings and (d) have all Consents and all utilities and access rights necessary for full use in the conduct of business as presently and proposed to be conducted.

          5.11 Contracts and Leases. Premier is not a party or otherwise bound by or subject to any written or oral material contract, agreement, lease (including real property leases), license or commitment outside the ordinary course of business. Premier has no reason to believe that any contract, agreement, lease, license or commitment to which it is a party or otherwise bound is likely to be terminated, canceled, adversely modified (including by significant rent increase) or breached or that Premier's right, title and interest therein may be challenged.

          5.12 Proprietary Rights. Premier owns all right, title and interest in and to, or has the right to use pursuant to a valid and binding license, all Proprietary Rights (defined below) necessary for the operation of its business as presently conducted and as presently proposed to be conducted. "Proprietary Rights" means (in whatever form or medium) all patents and patent applications, trademarks, service marks, trade dress, trade names and corporate names and registrations and applications for registration thereof (including, without limitation, "Imposters" and "Elegant Pretenders"), copyrights and registrations and applications for registration thereof, computer software, data and documentation, trade secrets and other confidential information and other intellectual property rights and licenses. Premier has not granted a license or other right to any third party with respect to any Proprietary Rights. No loss or expiration of any Proprietary Right or related group of Proprietary Rights is pending or, to Premier's knowledge, threatened or is reasonably foreseeable, and Premier has made reasonable and prudent efforts to maintain and protect the Proprietary Rights which it owns and uses. To Premier's knowledge, no owners of any Proprietary Rights licensed to Premier have failed to make reasonable and prudent efforts to maintain and protect the Proprietary Rights which are subject to such licenses. Except for those which arise in the ordinary course of Premier's business and which either alone or in the aggregate would not have a material adverse effect on Premier, there have been no claims made against Premier asserting the invalidity, misuse or unenforceability of any of the Proprietary Rights owned or used by Premier, and there are no reasonable grounds for any such claim. Except for those which arise in the ordinary course of Premier's business and which either alone or in the aggregate would not have a material adverse effect on Premier, Premier has not received a notice of conflict with the asserted rights of others, and the conduct of Premier's business (including, without limitation, any particular product or product line) has not infringed or misappropriated and does not infringe or misappropriate any rights of other Persons, nor would any future conduct or product as presently contemplated infringe any rights of other Persons and, to Premier's knowledge, the Proprietary Rights owned or used by Premier have not been infringed or misappropriated by other Persons.

          5.13 Insurance. Premier maintains insurance policies with respect to its assets and businesses against risks and liabilities to the extent and in respect of amounts, types and risks insured, as are customary in Premier's industries. All such policies are adequate to protect the assets and business of Premier, and each policy is enforceable in accordance with its terms and in full force and effect as of the date hereof. Premier is not in default with respect to its obligations under any insurance policy maintained by it.

          5.14 Compliance with Laws. To the best of Premier's knowledge, Premier has complied with all Applicable Laws and has not received notice of, nor does Premier have any reason to know of, any claim of default or violation with respect to any Applicable Law (including, without limitation, laws respecting (i) licensing or franchising, (ii) employment and employment practices, such as those relating to Plans, wages, hours, collective bargaining, unemployment insurance, workers compensation, OSHA, equal opportunity, age and handicapped discrimination, immigration control, and the payment and withholding of social security and other taxes, (iii) public company registration and reporting requirements and other securities matters,
(iv) the environment and hazardous substances and (v) matters affecting Premier's business generally).

          5.15 Disclosure. Neither this Agreement nor any of the exhibits, schedules, attachments, written statements, documents, certificates, securities filings or reports or other items delivered or made available to Equisition by or on behalf of Premier in connection with the transactions contemplated hereby (including, without limitation, all publicly available securities filings, forms and reports) contains any untrue statement of a material fact or omits a material fact necessary to make each statement
contained herein or therein not misleading.    There is no fact which Premier
has not disclosed to Equisition in writing and of which any officers, directors or executive employees of Premier is aware and which has had or could reasonably be anticipated to have a material adverse effect on Premier's business or prospects. Premier, through its directors, officers and employees, has exerted best efforts to verify all representations, warranties or other statements, whether in this Agreement or otherwise made to Equisition, and, to the knowledge of Premier, through such Persons, the representations, warranties of Premier under this Agreement are true and correct in all material aspects.

     6. Representations and Warranties of Equisition. As a material inducement to Premier to enter into this Agreement, to issue and sell the Stock and to consummate the Closing, Equisition hereby represents and warrants as follows:
          6.1 Organization and Power. Equisition is duly organized, validly existing and in good standing under the laws of the State of Delaware, and it has all requisite power and authority and all material Consents necessary to own and operate its properties, to carry on its businesses as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

          6.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite company action, and no other company act or proceedings on its part is necessary to authorize the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement constitutes the valid and binding obligation of Equisition and is enforceable against it in accordance with its terms.

          6.3 No Breach. The execution and delivery by Premier of this Agreement and all other agreements contemplated hereby to which Equisition is a party, the purchase hereunder of the Stock, and the fulfillment of and compliance with the respective terms hereof and thereof by Equisition, do not and shall not (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any lien, security interest, charge or encumbrance upon the assets of Equisition pursuant to, (d) give any third party the right to accelerate any obligations under, (e) result in a violation of, or (f) require any Consent or other action by or notice, pursuant to, the Limited Liability Company Agreement of Equisition or any agreement, instrument or Applicable Law to which Equisition is subject.

          6.4 Investment Representation. Equisition is acquiring the Stock purchased hereunder for its own account with the present intention of holding such securities for purposes of investment, and it has no intention of selling such securities in a public distribution in violation of the Securities Act or any applicable state securities laws; provided that nothing contained in this
Section 6.4 shall prevent Equisition and subsequent holders of the Stock or any other securities issued by Premier from transferring such securities in any manner in compliance with, or pursuant to the requirements of an exemption from registration contained in, the Securities Act of 1933, as amended, applicable state securities laws and/or the regulations adopted pursuant thereto (including, without limitation, a distribution of the Stock to the members of Equisition, which is hereby approved in advance by Premier).

     7.   Indemnification.

          7.1 Losses of Equisition. In addition to all rights and remedies available to Equisition at law or in equity, Premier shall indemnify Equisition and its members, managers, officers, partners, agents, employees, representatives and counsel and their respective successors, assigns, heirs or legal representatives, and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any loss (including, without limitation, diminutions in value and consequential damages), liability, demand, claim, action, cause of action, cost, damage, deficiency, penalty, fine or expense, whether or not arising out of third party claims (including, without limitation, interest, penalties, reasonable attorneys' and other professionals' fees and expenses and all amounts paid in the investigation, defense or settlement of any of the foregoing) (collectively, "Losses"), which any such party may suffer, sustain or become subject to as a result of, in connection with or arising out of:

               (i) any misrepresentation or breach of warranty by Premier or omission of a material fact from any representation or warranty by Premier in this Agreement (including all Exhibits to this Agreement, and all certificates, instruments and documents presented to Equisition by Premier pursuant to the terms of this Agreement (including, without limitation, all publicly available securities filings, forms and reports)) or any other agreement, instrument or document executed or delivered in connection with this Agreement;

               (ii) any nonfulfillment of a condition or breach of any covenant or agreement on the part of Premier under this Agreement or any agreement, instrument or document executed or delivered in connection herewith;

               (iii) any action, suit, demand, proceeding, order, investigation, inquiry or claim by any third party (including, without limitation, governmental agencies) against or affecting Equisition or Premier which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties or covenants of Premier under this Agreement or any agreement, instrument or document executed or delivered in connection herewith; and

               (iv) any third party claim (whenever made) not disclosed on any Exhibit hereto relating in any way to Premier, and any other third party claim (whenever made) relating in any way to Premier, whether or not disclosed on any Exhibit hereto, arising out of, relating to, resulting from or caused by any transaction, status, event, condition, occurrence or situation occurring or existing on or prior to the date of Closing or otherwise related to this Agreement, the purchase or ownership of the Stock by Equisition and/or any use made by Premier of all or any portion of the proceeds thereof.

          7.2 Losses of Premier. In addition to all rights and remedies available to Premier at law or in equity, Equisition shall indemnify Premier and its directors, officers, partners, agents, employees, representatives and counsel and their respective successors, assigns, heirs or legal representatives, and save and hold each of them harmless against and pay on behalf of or reimburse such party as and when incurred for any Loss which any such party may suffer, sustain or become subject to as a result of, in connection with or arising out of:

               (i) any misrepresentation or breach of warranty by Equisition or omission of a material fact from any representation or warranty by Equisition in this Agreement (including all Exhibits to this Agreement, and all certificates, instruments and documents presented to Equisition by Premier pursuant to the terms of this Agreement (including, without limitation, all publicly available securities filings, forms and reports)) or any other agreement, instrument or document executed or delivered in connection with this Agreement;

               (ii) any nonfulfillment of a condition or breach of any covenant or agreement on the part of Equisition under this Agreement or any agreement, instrument or document executed or delivered in connection herewith; and

               (iii) any action, suit, demand, proceeding, order, investigation, inquiry or claim by any third party (including, without limitation, governmental agencies) against or affecting Premier which, if successful, would give rise to or evidence the existence of or relate to a breach of any of the representations, warranties or covenants of Equisition under this Agreement or any agreement, instrument or document executed or delivered in connection herewith.

          7.3 Survival. All representations, warranties, covenants and other agreements in this Agreement and in all other agreements, instruments and documents executed or delivered in connection with this Agreement, and all rights and remedies provided under or otherwise available in connection with any of the foregoing (including, without limitation, the indemnification rights provided in this Section 7), at law or in equity, shall survive the execution and delivery of this Agreement and the other agreements, instruments and documents executed or delivered in connection herewith and the consummation of the transactions contemplated hereby and thereby, regardless of any investigation, inquiry or examination made for or on behalf of, or any knowledge of either party or any of their respective directors, officer, partners, agents, employees, representatives or counsel thereof or the acceptance by a party of any certification or opinion.

          7.4 Defense of Claims. Any Person making a claim for indemnification under this Section 7 (an "Indemnitee") shall notify the party obligated to provide such indemnification (the "Indemnifier") of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided, that the failure to so notify the Indemnifier shall not relieve the Indemnifier of its obligations hereunder except to the extent such failure shall be proved to have caused the Indemnifier to suffer a material loss. The Indemnifier shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnitee's claim for indemnification, at the Indemnifier's expense, and at its option (subject to the limitations set forth below), the Indemnifier shall be entitled to appoint lead counsel of such defense, acceptable to the Indemnitee; provided that prior to, and as a condition to, the Indemnifier's appointing lead counsel of such defense the Indemnifier shall first (a) verify to the Indemnitee in writing, in form and substance satisfactory to the Indemnitee, that the Indemnifier shall be fully and unconditionally responsible (with no reservation of any rights) for all liabilities and obligations relating to such claim for indemnification and that it will provide full indemnification as required hereunder, and (b) provide the Indemnitee with assurance, in form and substance satisfactory to the Indemnitee in its sole judgment, that the Indemnifier is and will satisfy any such liability; provided further, that:

               (i) The Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice, with fees and expenses of such separate counsel borne by the Indemnitee. Notwithstanding the foregoing, the reasonable fees and expenses of such separate counsel incurred prior to the date the Indemnifier effectively assumes control of such defense shall be borne by the Indemnifier.

               (ii) The Indemnifier shall not be entitled to assume or retain control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (B) the Indemnitee reasonably believes an adverse determination with respect to the action, suit, investigation, proceeding, inquiry or other claim giving rise to the claim for indemnification could be detrimental to or injure Indemnitee's reputation, an important relationship or future business prospects or otherwise result in harm not readily calculable in monetary terms, (C) the claim seeks an injunction or equitable relief against the Indemnitee, (D) the Indemnitee reasonably believes that there is an actual or potential conflict of interest involved in the representation of the Indemnitee by the counsel selected by the Indemnifier, whether because of differing interests between the Indemnifier and the Indemnitee or otherwise, or (E) the Indemnitee reasonably believes that Premier has failed or is failing to vigorously prosecute or defend such claim.

               (iii) If the Indemnifier, with the consent of the Indemnitee, shall control the defense of any such claim, the Indemnifier shall obtain the prior written consent of the Indemnitee before entering into any settlement of a claim or ceasing to defend such claim, if, pursuant to or as a result of such settlement or cessation, an injunction or other equitable relief is likely to be imposed against the Indemnitee or if such settlement does not expressly and unconditionally release the Indemnitee from all liabilities and obligations with respect to such claim, with prejudice.

     8. Obligations at Second Funding. Upon and subject to the consummation of the transactions contemplated by the Second Stock Purchase Agreement (the "Second Funding"), Premier shall issue Equisition a warrant, in the form attached as a exhibit to the Second Stock Purchase Agreement, to purchase that portion of the aggregate shares under such warrant as shall be allocated to Equisition by Infusion, Equisition and the investor under the Second Stock Purchase Agreement.

     9.   Miscellaneous

          9.1 Rights and Remedies. Except as otherwise expressly provided herein, the rights and remedies of the parties under this Agreement (including the right to terminate this Agreement and the right to indemnification) shall be cumulative with and in addition to, not exclusive or in replacement of, any other rights or remedies that may be available under any other agreement between the parties, at law or in equity.

          9.2 Forum Selection for Disputes. Each of the parties to this Agreement hereby submits to the exclusive, personal jurisdiction of either the Federal District Court for the Eastern District of Pennsylvania or the Court of Common Pleas of Philadelphia County, Pennsylvania for all claims, disputes or controversies involving the parties hereto and relating to this Agreement; provided, however, nothing herein shall prevent a party hereto from asserting a claim for indemnification or any other claim hereunder against the other party hereto in connection with a third party action in the same jurisdiction where a third party action has been brought. Each party hereby knowingly, intelligently and voluntarily waives its right to contest the jurisdiction or venue of either such court, whether on the grounds of inconvenience or otherwise, and each party hereto knowingly, intelligently and voluntarily waives its right to initiate a suit or action against the other party in any other court or forum, except as expressly provided in Section 7.

          9.3 Waiver of Jury Trial. IRREVOCABLY AND UNCONDITIONALLY, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTELLIGENTLY AND VOLUNTARILY WAIVES ITS RIGHTS TO DEMAND TRIAL BY JURY IN ANY LITIGATION, SUIT OR OTHER ACTION BROUGHT UNDER OR IN CONNECTION WITH THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR DOCUMENT EXECUTED PURSUANT TO, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY PROVISION OF ANY OF THE FOREGOING OR ANY OTHER MATTERS INVOLVING BOTH OF THE PARTIES HERETO.

          9.4 Notices and Other Communications. Any notice, consent, demand or other communication required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if (a) sent by personal delivery or facsimile, telecopier or similar transmission (and shall be deemed given upon confirmation of receipt), (b) mailed by first class registered or certified mail, return receipt requested, postage prepaid (and shall be deemed delivered three (3) days after the date received for delivery by the United States Postal Service, whether or not accepted by the addressee) or (c) sent by nationally recognized next-day delivery courier that guaranties delivery within twenty-four (24) hours, charges prepaid (and shall be deemed delivered one business day after delivery to said courier), addressed to the parties hereto at their respective addresses set forth under their names on the signature pages hereto, marked in each case to the attention of the Chief Executive Officer of the recipient; however, each party may change the person to be notified on its behalf or the address of such person from time to time by giving notice of such change at least ten (10) days in advance.

          9.5 Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties, oral or written, express or implied, in connection therewith.

          9.6 Amendments and Waivers. Any provision of this Agreement may be amended or modified, in whole or in part, and the compliance with any provision of this Agreement may be waived only with the written consent of (a) both parties hereto, in the case of an amendment or modification and (b) the party waiving compliance with a provision, in the case of a waiver.

          9.7 No Waiver. No waiver by any party hereto of any condition, or the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed or construed as a further or continuing waiver of any such condition or breach or waiver of any other condition.

          9.8 Severability. If any provision (or any part of any provision) of this Agreement shall for any reason be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not invalidate, impair or affect the remainder of this Agreement, which shall continue in full force and effect. If such invalid, illegal or unenforceable provision would be valid, legal and enforceable if modified in scope, duration or otherwise, such provision shall be deemed modified to the minimum extent necessary to render the same valid, legal and enforceable.

          9.9 Governing Law. This Agreement, its interpretation, performance and enforcement, and the rights and remedies of the parties hereto, shall be governed and construed by and in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.

          9.10 Binding Effect. Except as otherwise expressly provided, all covenants and agreements contained in this Agreement or any other agreement, instrument or document executed or delivered in connection herewith by or on behalf of any of the parties hereto shall bind and inure to the benefit of their respective successors, assigns, heirs and legal representatives, whether so expressed or not. In addition, and whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of Equisition as a purchaser or holder of the Stock are also for the benefit of, and enforceable by, any subsequent holder of such Stock.

          9.11 Assignment. Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party, in such other party's sole discretion.

          9.12 No Third Party Rights. This Agreement is not intended to, and it shall not, provide any rights whatsoever to any third party, and no third party shall have any right to assert a claim under or enforce this Agreement against any party hereto.

          9.13 Construction. The masculine form, wherever used herein, shall be construed to include the feminine and the neuter, and vice versa, where appropriate. The singular form, wherever used herein, shall be construed to include the plural, and vice versa, where appropriate. The term "include" (and correlative terms, such as "includes" and "including") shall not be construed as a term of limitation in any context but shall be construed as if followed by the words "without limitation." All references in this Agreement to a "Section" shall be to the applicable section of this Agreement, unless otherwise specially provided. The captions of Sections are for the convenience of the parties only; they form no part of this Agreement and shall not affect its interpretation.

          9.14 Determining Days. In computing the number of days for purposes hereof, all days shall be counted, including Saturdays, Sundays and legal holidays in the Commonwealth of Pennsylvania (unless only business days are specified); provided, however, that if the final day of any time period falls on a Saturday, Sunday or legal holiday, the final day shall be deemed to be the following day which is not a Saturday, Sunday or holiday. A "business day" shall mean any day which is not a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania.

          9.15 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all counterparts together shall constitute one and the same instrument. The transmission of a signature by telecopier will be treated as delivery of an executed original.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                              PREMIER CONCEPTS, INC.


                              By:  /s/ Sissel B. Greenberg
                                   --------------------------------------
                                   Sissel B. Greenberg, President and CEO

                              Address for Notices:
                              3033 S. Parker Road, Suite 120
                              Aurora, CO 80014
                              Facsimile: (303) 338-5780



                              EQUISITION CAPITAL, LLC


                              By:  /s/ David M. M. Taffet
                                   -------------------------------------
                                     David M. M. Taffet, President

                              Address for Notices:
                              1601 Market Street, Suite 2450
                              Philadelphia, PA 19103
                              Facsimile: 215-599-1099

                                   Exhibit A

                               Other Agreements

     1. Registration and Anti-Dilution Agreements between Premier and each of Equisition and Infusion (the "Registration Agreements").

     2. E-Commerce Services Agreement between Premier and MeridianTelesis (the "Meridian Services Agreement").

     3. Management Services Agreement between Premier and Infusion (the "Management Services Agreement").

     4. Second Stock Purchase Agreement between Premier and Infusion (the "Second Stock Purchase Agreement").

     5. Employment Agreements between Premier and its CEO, CFO and COO (the "Executive Employment Agreements").

                                   Exhibit B

             Board Election, Reporting Provisions and Other Rights

     1. Board Election. Premier's Board of Directors shall be constituted of four (4) Directors and shall be classified such that Equisition, voting separately, shall be entitled to appoint or elect a number of Directors in proportion to its stake in Premier (rounded down for partial members, but not less than one). Premier will cause the first election of such person(s) to be effective on the Closing Date and will compensate such Board members as it compensates its other Board members. Equisition shall be entitled to remove and replace such Director(s), with or without cause, at any time.

     2. Reporting Requirements. Premier shall deliver to Equisition as long as it holds at least ten percent (10%) of Premier's voting securities:

          2.1 as soon as available but in any event within forty-five (45) days (subject to a 5 day extension under Rule 12b-25) after the end of each quarterly accounting period in each fiscal year, unaudited consolidating and consolidated statements of operations and cash flows of Premier and its subsidiaries for such quarterly period and for the period from the beginning of the fiscal year to the end of such quarter, and consolidating and consolidated balance sheets of Premier and its subsidiaries as of the end of such quarterly period, setting forth in each case comparisons to the annual budget and to the corresponding period in the preceding fiscal year, and all such statements shall be prepared in accordance with generally accepted accounting principles, consistently applied, subject to the exclusion of footnote disclosure and normal year-end audit adjustments;

          2.2 within ninety (90) days after the end of each fiscal year (subject to a 15 day extension under Rule 12b-25), consolidating and consolidated statements of operations and cash flows of Premier and its subsidiaries for such fiscal year, and consolidating and consolidated balance sheets of Premier and its subsidiaries as of the end of such fiscal year, setting forth in each case comparisons to the annual budget and to the preceding fiscal year, all prepared in accordance with generally accepted accounting principles, consistently applied, and accompanied by (A) with respect to the consolidated portions of such statements, an unqualified opinion of an independent accounting firm of recognized standing and (B) a copy of such firm's annual management letter to the Board; and

          2.3 with reasonable promptness, such other information and financial and operating data concerning Premier as may be regularly prepared by Premier or as Equisition may reasonably request.

     Each of the financial statements referred to in the foregoing paragraphs shall be consistent with the books and records of Premier and shall be prepared, and fairly present the financial condition of Premier, in accordance with GAAP, consistently applied, subject in the case of unaudited financial statements to lack of footnote disclosure and changes resulting from normal year-end audit adjustments.

     3. Inspection. Premier shall permit any representatives designated by Equisition, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of Premier, (ii) examine the corporate, financial and other business records of Premier and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the Directors, officers, employees, independent accountants and counsel of Premier. Premier shall exert reasonable best efforts to require persons not employed by Premier or otherwise under Premier's control to cooperate fully with such representatives.

     4. Equitable Relief. Equisition shall be entitled to obtain any equitable relief appropriate to enforce compliance with this Exhibit B and to recover expenses, including attorneys' fees and disbursements incurred in connection with such enforcement. The remedy provided in this Section 4 shall be in addition to, not exclusive of, any other right or remedy available at law or in equity, whether by statute, pursuant to an agreement with Premier or otherwise.

     5. Liability Limitation. In addition to any other provisions regarding limitations of liability in Premier's Certificate of Incorporation, Bylaws or otherwise applicable, to the maximum extent permitted by law, Premier does hereby exonerate Equisition and its designee(s) serving on the Board of Directors and all committees thereof from time to time, or any person or entity being represented by or acting on behalf of any of the foregoing, directly and indirectly, and their respective successors and assigns (collectively, "Indemnitees"), and waives and releases any suit, claim, demand or cause of action of any kind arising, from any action taken or failure to take any action by an Indemnitee, unless such action or failure to take action constitutes willful misconduct, and to the maximum extent permitted by law, no Indemnitee shall be personally liable for monetary damages as such for any action or failure to take action.

     6. Indemnification. Each Indemnitee shall be indemnified and held harmless by Premier for all actions taken by him or her and for all failure to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by law and against all expense, liability and loss (including without limitation attorneys' fees, judgment, fines, taxes, penalties, and amounts paid or to be paid in settlement) reasonably incurred or suffered by the Indemnitee in connection with any action, suit, claim or proceeding ("Proceeding"), except to the extent that the act or failure to act giving rise to the claim for indemnification is determined by a court of competent jurisdiction to have constituted willful misconduct. The right to indemnification provided in this Section 6 shall include the right to have the expenses incurred by the Indemnitee in defending any Proceeding paid by Premier in advance of the final disposition of the Proceeding to the fullest extent permitted by law; provided that, if law so requires, the payment of such expenses incurred by the Indemnitee in advance of the final disposition of a Proceeding shall be made upon delivery to Premier of an undertaking, by or on behalf of the Indemnitee, to repay all amounts so advanced without interest if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified under this Section 6 or otherwise. The undertaking required by the preceding sentence need not be secured and shall be accepted without reference to financial ability to make repayment. Indemnification pursuant to this Section 6 shall continue as to an Indemnitee who has ceased to be a holder of Stock, a Director or an officer or ceased to have any relationship with Premier and shall inure to the benefit of the Indemnitee's heirs, executors and administrators. The rights to indemnification and to the advancement of expenses provided in this Section 6 shall not be exclusive of any other rights that any person or entity may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws, agreement, vote of stockholders or Directors or otherwise.

     7.   Miscellaneous

          7.1 The provisions of this Exhibit B relating to the limitation of Indemnitees' liability, to indemnification and to the advancement of expenses shall constitute a contract between Premier and each of the Indemnitees which may be modified as to any Indemnitee only with that person's or entity's consent or as specifically provided herein. Notwithstanding any provision in the Certificate of Incorporation relating to amendment of the Certificate of Incorporation generally, no repeal or amendment of this Exhibit B can be effective without the prior written consent of Equisition, and any such amendment or repeal which is adverse to any Indemnitee shall apply to such Indemnitee only on a prospective basis and shall not reduce any limitation on the personal liability of an Indemnitee or limit the rights of an Indemnitee to indemnification or to the advancement of expenses with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

          7.2 In the case of any change in law which expands the liability of an Indemnitee or limits the indemnification rights or the rights to advancement of expenses which Premier may provide, the right to exoneration, limited liability, indemnification and the advancement of expenses provided in this Exhibit B shall continue as theretofore to the extent permitted by law. Conversely, if change in law permits Premier to limit further the liability of an Indemnitee or to provide broader indemnification rights or rights to the advancement of expenses than Premier was permitted to provide prior to such change, then liability thereupon shall be so limited and the rights to indemnification and the advancement of expenses shall be so broadened to the extent permitted by law.

          7.3 If any right, power or privilege provided to Equisition does not become valid and enforceable merely by this Exhibit B, (a) Premier and the Board of Directors shall exert their best efforts to obtain such consents and satisfy such other conditions as may be necessary for such right, power or privilege to be valid and enforceable as provided herein (including, without limitation, by filing any Certificate of Designation or making any amendment to the Certificate of Incorporation or Bylaws), (b) such right, power or privilege shall be provided to the fullest extent permitted by law, (c) Premier and the Board of Directors shall take such actions as may be necessary to provide Equisition with such other rights, powers and privileges as may have the same substantive effect and accomplish the same purposes as the invalid or unenforceable right, power or privilege and (d) any such invalidity or unenforceability shall not invalidate or otherwise affect any other right, power or privilege granted hereby.

                                   Exhibit C

                         Additional Closing Documents

     1. An Officer's Certificate (defined below), dated the date of the Closing, stating that the obligations of Premier under Section 1 and the conditions specified in this Section 3 have been fully satisfied. "Officer's Certificate" means a certificate signed by Premier's president, chief executive officer or chief financial officer, stating that (a) the officer signing such certificate has made or has caused to be made such investigations as are necessary in order to permit such officer to verify the accuracy of the information set forth in such certificate and (b) to the best of such officer's knowledge, such certificate does not misstate any material fact and does not omit to state any fact necessary to make any information in the certificate not misleading.

     2. Certified copies of the resolutions duly adopted by Premier's Board of Directors authorizing the execution, delivery and performance of this Agreement and each of the other agreements contemplated hereby to which Premier is a party, the issuance and sale of the Stock to Equisition and the consummation of all other transactions contemplated by this Agreement to be performed by Premier.

     3. A copy of the Certificate of Incorporation of Premier, certified by the Secretary of State of Colorado, and a copy of the Bylaws of Premier, each as in effect at the Closing.

     4. A good standing certificate for Premier issued by the Secretary of State of Colorado and of each state in which Premier is qualified to do business.

     5. A certificate of incumbency signed by the Secretary of Premier, certifying the names, titles and signatures of the Persons executing this Agreement and the other agreements contemplated hereby.

     6. Copies of all third party (including governmental) Consents required to be obtained or filed on or before the date of Closing in connection with the consummation of the transactions hereunder (including, without limitation, all securities laws filings).

     7.   The Use of Proceeds Budget.

                                   Exhibit D

                             Financial Statements


                          See attached         pages.
                                     --------